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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-1 of Plains All American Pipeline, L.P. of our reports dated September 14, 1998, October 31, 1998, October 31, 1998 and September 16, 1998 relating to the balance sheet of Plains All American Inc., the balance sheet of Plains All American Pipeline, L.P., the pro forma consolidated income statement of Plains All American Pipeline, L.P., and the combined financial statements of Plains Resources Inc. Midstream Subsidiaries, respectively, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICEWATERHOUSECOOPERS LLP

Houston, Texas

November 2, 1998